MANAGEMENT AGREEMENT

AlphaCentric Advisors LLC

Exhibit

Dated: February 13, 2017

Fund	Percentage of Average Daily Net Assets
AlphaCentric Asset Rotation Fund	1.25%
AlphaCentric Income Opportunities Fund	1.50%
AlphaCentric Bond Rotation Fund	1.25%
AlphaCentric/IMFC Managed Futures Strategy Fund	1.75%
AlphaCentric Hedged Market Opportunity Fund	1.75%
AlphaCentric Global Innovation Fund	1.25%

Mutual Fund Series Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

AlphaCentric Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Member